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Exhibit (a)(5)(H)

MI Developments Inc.
337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-7198 Fax (905) 726-2593 e-mail:ed_hannah@midevelopments.com

July 27, 2004

Mr. William J. Menear
Chairman of the Special Committee
    of Independent Directors
Magna Entertainment Corp.
182 St. Leonard's Avenue
Toronto, Ontario M4N 1K7
CANADA

Dear Mr. Menear:

        We received your letter dated July 15, 2004. MI Developments Inc. ("MID") looks forward to working with RBC Dominion Securities Inc. ("RBC"), the financial advisor to the Special Committee of Independent Directors of the Board of Directors of Magna Entertainment Corp. ("MEC") in connection with its preparation of the formal valuation required under applicable Canadian securities law. Subject to the next paragraph, we hereby confirm that MID will: (i) make available to RBC on a timely basis all information (financial or otherwise), data, documents, opinions, appraisals, valuations and other information and materials of whatsoever nature or kind respecting MID and its subsidiaries as RBC may reasonably require in carrying out its financial review concerning the value of MID Class A Subordinate Voting Shares, (ii) deliver to RBC a certificate of representation substantially in the form attached hereto, signed by the Chief Executive Officer and the Vice-President, Finance and Chief Financial Officer of MID (or other appropriate senior officers acceptable to RBC), such certificate to be consistent in form and substance with that being provided by the comparable officers of MEC in connection with the information being provided by MEC to RBC in connection with RBC's formal valuation of MEC, and (iii) provide RBC with access during normal business hours (upon receipt of reasonable advance notice) to the directors, officers, employees, independent auditors, consultants and financial, legal and other professional advisors of MID as RBC may reasonably require in performing its financial review concerning the value of MID Class A Subordinate Voting Shares. RBC should initially contact John D. Simonetti, Vice-President and Chief Financial Officer of MID, to obtain any required information. We also confirm that we will pay the fees, expenses and other customary charges of RBC as outlined in your July 15 letter that are incurred directly in relation to the formal valuation required by Ontario Securities Commission Rule 61-501. We will not pay any fees, expenses or customary charges (including the provision of any financial advice or fairness opinion) that do not relate directly to that valuation.

        We believe that it is critically important to both MEC's stockholders and MID shareholders that the valuation process be completely transparent. We will be filing with the United States Securities and Exchange Commission a registration statement on Form F-4 that sets forth the material information that was made available to MID's financial advisor, BMO Nesbitt Burns Inc., and to Scotia Capital Inc., the financial advisor to the Independent Committee of MID's Board of Directors, including certain financial forecasts. We believe that all material information made available to RBC should similarly be publicly disclosed to our respective shareholders. Accordingly, we would like you to agree, contrary to your July 15 letter, to furnish MID and its professional advisors with all material information made available to RBC in connection with its valuation; provided that you may delay furnishing us with any information to the extent you believe that such delay is necessary to avoid prejudicing your ability to consider our offer or engage in discussions with us. Our commitment set forth in the preceding paragraph is subject to such agreement by you.

        Please direct all future correspondence to the undersigned, with copies to Barry B. Byrd, Chairman, MID Special Committee, c/o Pineiro, Wortman & Byrd, P.A., 7108 Fairway Drive, Suite 225, Palm Beach Gardens, FL 33418, Telephone: 561-799-9280. Fax: 561-799-9287, Scott M. Freeman, Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, NY 10019, Telephone: 212-839-7358, Fax: 212-839-5599, and Vincent A. Mercier, Davies Ward Phillips & Vineberg LLP, 1 First Canadian Place, 44th Floor, Toronto, ON M5X 1B1, Telephone: 416-863-0900, Fax: 416-863-0871.

Very truly yours,
Brian V. Tobin Chief Executive Officer

cc:	Philip A. Gelston Cravath, Swaine & Moore LLP
William J. Braithwaite Stikeman Elliot LLP
Barry B. Byrd MID Special Committee

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  Exhibit (a)(5)(H)